    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 14, 1994
                                                       REGISTRATION NO. 33-46856

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                         POST-EFFECTIVE AMENDMENT NO. 3
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                               ASHLAND COAL, INC.
             (Exact name of registrant as specified in its charter)

                            ------------------------

                DELAWARE                               61-0880012
    (State or other jurisdiction of                 (I.R.S. Employer
     incorporation or organization)               Identification No.)

                             2205 Fifth Street Road
                        Huntington, West Virginia 25701
                                 (304) 526-3333
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                                 Roy F. Layman
     Administrative Vice President, Law and Human Resources, and Secretary
                             2205 Fifth Street Road
                                 P.O. Box 6300
                        Huntington, West Virginia 25771
                                 (304) 526-3526
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            ------------------------


    Approximate date of commencement of proposed sale to the public: From time to time after this Post-Effective Amendment No. 3 to this Registration Statement is declared effective.


    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please so indicate. _X_ Yes ___ No

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                FILED PURSUANT TO RULE 424(b)(3)
                                                       REGISTRATION NO. 33-46856
P R O S P E C T U S
- -----------------


                                 615,000 SHARES
                               ASHLAND COAL, INC.
                                  COMMON STOCK

                               ------------------


    All of the shares of the par value $.01 Ashland Coal, Inc. ("Ashland Coal" or the "Company") Common Stock offered hereby (the "Common Stock") are being sold by certain shareholders (the "Selling Shareholders") of the Company for their respective accounts. The Company has agreed (1) to bear certain expenses in connection with the registration and sale of the Common Stock and (2) if certain liabilities, including those under the Securities Act of 1933, as amended (the "Securities Act") should be incurred by a Selling Shareholder or certain brokers acting on its behalf as a consequence of acts or omissions by the Company, to indemnify such Selling Shareholder and broker.



    All or a portion of the Common Stock may be disposed of by the Selling Shareholders hereunder from time to time in one or a combination of the following transactions: (a) in transactions (which may involve block transactions) on the New York Stock Exchange or other exchanges, or otherwise, at market prices prevailing at the time of sale or at prices related to such prevailing market prices; or (b) in privately negotiated transactions at negotiated prices. The Selling Shareholders may effect such transactions by selling the Common Stock to or through brokers or dealers and such brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Common Stock for whom such brokers or dealers may act as agent, or to whom they sell as principal, or both (which compensation to a particular broker or dealer might be in excess of customary commissions or be changed from time to time). The Selling Shareholders and any brokers, dealers or agents who participate in a sale of the Common Stock may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act and the commissions paid or discounts allowed to any of such brokers, dealers or agents in addition to any profits received on resale of the Common Stock if any such brokers, dealers or agents should purchase any Common Stock as a principal may be deemed to be underwriting discounts or commissions under the Securities Act.

                            ------------------------

THESE SECURITIES  HAVE  NOT  BEEN  APPROVED OR  DISAPPROVED  BY  THE  SECURITIES
 AND   EXCHANGE  COMMISSION  OR   ANY  STATE  SECURITIES   COMMISSION  NOR  HAS
  THE SECURITIES AND  EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION
   PASSED    UPON   THE   ACCURACY   OR    ADEQUACY   OF   THIS   PROSPECTUS.
    ANY  REPRESENTATION   TO   THE   CONTRARY   IS   A   CRIMINAL   OFFENSE.
                           --------------------------


                                                              UNDERWRITING
                                                             DISCOUNTS AND      PROCEEDS TO SELLING
                                      PRICE TO PUBLIC         COMMISSIONS         SHAREHOLDERS(1)
Per Share.........................        See Text              See Text              See Text
Total.............................         Above                 Above                 Above

- ------------------------
(1) The Company has agreed to prepare and file this Prospectus and the related Registration Statement and supplements and amendments thereto required by the Securities Act with the Securities and Exchange Commission (the "Commission"), to register and qualify the Common Stock if required under applicable Blue Sky laws, and to deliver copies of the Prospectus to the Selling Shareholders, in each case at Company expense, estimated at $97,100. The expenses payable by the Selling Shareholders, including selling commissions and fees and expenses of counsel to the Selling Shareholders, are not capable of precise estimation by the Company.



    On October 12, 1994, the last reported sale price of the Common Stock on the New York Stock Exchange composite tape was $30.625 per share. The Common Stock of the Company is traded on the New York Stock Exchange under the symbol "ACI."



                The date of this Prospectus is October   , 1994.

                             AVAILABLE INFORMATION

    Ashland Coal has filed with the Commission a Registration Statement on Form S-3 under the Securities Act (the "Registration Statement") relating to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement on file with the Commission. For further information pertaining to the Company and the shares offered hereby, reference is made to the Registration Statement and exhibits thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement, including exhibits, may be obtained from the Commission at prescribed rates.


    The Company's principal executive offices are located at 2205 Fifth Street Road, Huntington, West Virginia 25701. Its telephone number is (304) 526-3333. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and are available for inspection and copying at the regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, Washington, D.C. 20549. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission pursuant to the Exchange Act are incorporated into this Prospectus by reference:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993;

    (b) The Company's Current Report on Form 8-K filed January 5, 1994;

    (c) The Company's Current Report on Form 8-K filed February 17, 1994;

    (d) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994;


    (e) The Company's Quarterly Report on Form 10-Q/A-1 for the quarter ended June 30, 1994;



    (f) The Company's Form 8-A dated July 14, 1988, containing a description of the Company's Common Stock; and



    (g) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.


    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any subsequently filed document which is also incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which may have been or may be incorporated into this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Ashland Coal, Inc., Attention: Corporate Secretary, 2205 Fifth Street Road, P.O. Box 6300, Huntington, West Virginia 25771, telephone number (304) 526-3333.

                                  THE COMPANY


    Ashland Coal is engaged in the mining, processing, marketing and distribution of low-sulfur bituminous coal. The Company sells its coal principally to electric utilities in the eastern United States. The Company also exports coal, primarily to European customers. Ashland Coal was incorporated in Delaware in 1975. The Company estimates that its subsidiaries had, as of December 31, 1993, approximately 723 million recoverable tons of proven and probable coal reserves in southern West Virginia and eastern Kentucky, of which approximately 276 million tons are recoverable using surface mining methods. The Company estimates that a substantial portion of this coal has a sulfur content of 1% or less, some of which is compliance coal.(1)



    Demand for the Company's coal primarily depends on the demand for electricity in the areas serviced by the utilities purchasing the Company's coal. Demand for electricity in turn depends on the level of economic activity and other factors such as temperature extremes. The Company's customers frequently combine nuclear, natural gas and other energy sources in their generating operations, and, accordingly, their demand for coal varies depending on price and transportation, regulatory, and other factors.


    For the year ended December 31, 1993, the Company and its independent operating subsidiaries sold approximately 16 million tons of coal, as compared to approximately 19.1 and 14.3 million tons sold in 1992 and 1991, respectively. Approximately 57% of the total number of tons sold during 1993 was sold under long-term contracts as compared to 66% for 1992 and 67% for 1991. The balance was sold on the spot market (which includes contracts with a duration of one year or less). In 1993, the Company sold approximately 2.1 million tons of coal in the export market, compared to approximately 3.9 million tons in 1992 and 3.8 million tons in 1991. Approximately 61%, 71% and 71% of total revenue for 1993, 1992 and 1991, respectively, were derived from long-term contracts. For the year ended December 31, 1993, the Company's independent operating subsidiaries produced approximately 14.2 million tons of coal as compared to approximately
16.7 and 12.2 million tons for 1992 and 1991, respectively. In addition, the Company purchased for resale 1.6 million tons of coal during 1993 and approximately 2.0 million tons of coal during each of 1992 and 1991.


    Selling prices for the Company's coal are based on long-term contracts and the spot market. Selling prices in many of the Company's long-term contracts are adjusted for changes in broad price indices and labor costs, including wage rates and other benefits under the United Mine Workers-Bituminous Coal Operators' Association National Bituminous Coal Wage Agreement of 1993 ("Wage Agreement"), or any successor agreement. Some of the Company's long-term contracts also provide for price adjustment if certain federal and state levies on coal mining and processing are changed. In addition, most of the Company's long-term contracts provide that the customer may vary from the base annual quantity, usually by not more than 15%, the quantity of coal purchased under the contract in a particular year. In addition, renegotiation of contract terms after execution is not unusual in the industry to accommodate changing market or operational conditions.



    Coal production at the Company's independent operating subsidiaries is subject to a variety of operational, geologic, and weather-related factors that routinely cause production to fluctuate. Operational factors include anticipated and unanticipated events. For example, the longwall mining equipment at the Mingo Logan Coal Company ("Mingo Logan") Mountaineer mine must be dismantled and moved to a new area of the mine whenever the coal reserves in a segment of the mine -- called a panel -- are exhausted. The size of a panel varies and therefore the frequency of moves can also vary. Unanticipated events, such as the unavailability of essential equipment because of breakdown or unscheduled maintenance, would also adversely affect production. Geologic conditions within mines are not uniform. Overburden ratios at the surface mines sometimes vary, as do roof and floor conditions and seam thickness in underground mines. These variations can be either positive or negative

- ------------------------

(1) Sulfur content of 1% or less refers to percentage by weight. "Compliance coal" is coal which emits 1.2 pounds or less of sulfur dioxide per million BTU upon combustion without the aid of sulfur reduction technology.

for production. Weather conditions can also have a significant effect on the Company's production, depending on the severity and duration of the condition. For example, extremely cold weather combined with substantial snow and ice accumulations may impede surface operations directly and all operations indirectly by making it difficult for workers and suppliers to reach the mine sites.



    The Company's Hobet Mining, Inc. independent operating subsidiary ("Hobet") and subsidiaries of the Company's Dal-Tex Coal Corporation independent operating subsidiary ("Dal-Tex") are parties to the Wage Agreement with the United Mine Workers of America. From time to time in the past, most recently in 1993, strikes and work stoppages have adversely affected production at the operations of Hobet and Dal-Tex, and have caused disruptions at their mines. Currently, Mingo Logan, Mingo Logan's Mountaineer Mining Company and Bearco divisions and certain contract miners are parties to a National Labor Relations Board proceeding to determine whether Mingo Logan's employees should be deemed jointly employed with the contract miners' employees or whether the Mingo Logan and contract miners' employees are employed by different employers. The outcome of the proceeding would determine for purposes of voting on union representation (if such vote is required by applicable labor law) whether the Mingo Logan employees may vote separately, or will be required to vote with employees of Mingo Logan's contract miners.



    Any one or a combination of changing demand, fluctuating selling prices, routine operational, geologic and weather-related factors or labor disruptions may occur at times or in a manner that causes results of operations to deviate from expectations.


                            THE SELLING SHAREHOLDERS


    Certain information regarding the Selling Shareholders appears in the table below. The Company has undertaken to prepare and file amendments to the Registration Statement required to keep the Registration Statement effective as to shares elected to be offered by the Selling Shareholders hereunder until the earlier of (i) June __, 1995, or (ii) the date on which all the Common Stock has been sold by the Selling Shareholders offering such shares.



                                                      SHARES OF COMMON                                 SHARES OWNED AFTER
                                                     STOCK OWNED AS OF                                   COMPLETION OF
                                                     SEPTEMBER 30, 1994           NUMBER OF               THE OFFERING
                                                 --------------------------         SHARES         --------------------------
SELLING SHAREHOLDER                               NUMBER      % OF CLASS*       BEING OFFERED       NUMBER      % OF CLASS*
- -----------------------------------------------  ---------  ---------------  --------------------  ---------  ---------------
YMCA Retirement Fund...........................    145,800            1%              30,000         115,800
Capital Research & Management Company, on
 behalf of SMALLCAP World Fund, Inc............    150,000            1%             150,000
Kemper Technology Fund**.......................     35,000                            35,000
The United Company.............................    400,000            3%             400,000

- ------------------------
 *Percentages are based upon the aggregate number of 13,720,984 shares of Common
  Stock outstanding on September 30, 1994. However, if all the Company's outstanding Class B and C Preferred Stock were to be converted at the current conversion rate, 18,307,484 shares of Common Stock would be outstanding. Except where indicated, the percentage of Common Stock owned by a Selling Shareholder is less than one percent.
**At  the close  of business on  August 26, 1994,  Kemper Environmental Services
  Fund, formerly named as a selling shareholder, merged into Kemper Technology Fund with Kemper Technology Fund being the surviving entity. Affiliates of Kemper Technology Fund hold an aggregate of $10 million principal amount of the Company's 9.78% Senior Notes due September 15, 2000.


    Unless noted above in the table, none of the Selling Shareholders has had any position, office or other material relationship within the past three years with the Company or any of its affiliates.

                              PLAN OF DISTRIBUTION

    All or a portion of the Common Stock may be disposed of by the Selling Shareholders hereunder from time to time in one or a combination of the following transactions: (a) in transactions (which may involve block transactions) on the New York Stock Exchange or other exchanges, or otherwise, at market prices prevailing at the time of sale or at prices related to such prevailing market prices; or (b) in privately negotiated transactions at negotiated prices. The Selling Shareholders may effect such transactions by selling the Common Stock to or through brokers or dealers and such brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Common Stock for whom such brokers or dealers may act as agent, or to whom they sell as principal, or both (which compensation to a particular broker or dealer might be in excess of customary commissions). Any commissions or discounts paid or allowed to brokers, dealers or agents may be changed from time to time. The Selling Shareholders and any brokers, dealers or agents who participate in a sale of the Common Stock may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act and the commissions paid or discounts allowed to any of such brokers, dealers or agents in addition to any profits received on resale of the Common Stock if any such brokers, dealers or agents should purchase any Common Stock as a principal may be deemed to be underwriting discounts or commissions under the Securities Act.


    If certain liabilities, including those under the Securities Act, should be incurred by the Selling Shareholders and certain brokers executing transactions on their behalf pursuant to the Plan of Distribution as a consequence of acts or omissions by the Company, the Company has agreed to indemnify such Selling Shareholders and brokers for such loss.


                                 LEGAL MATTERS

    Hunton & Williams, special counsel to the Company, has passed upon the validity of the issuance of the shares of Common Stock offered hereby.

                                    EXPERTS


    The consolidated financial statements of Ashland Coal appearing in Ashland Coal's Annual Report (Form 10-K) for the year ended December 31, 1993, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                              -------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                    -----
Available Information..........................           2
Incorporation of Certain Documents by
 Reference.....................................           2
The Company....................................           3
The Selling Shareholders.......................           4
Plan of Distribution...........................           5
Legal Matters..................................           5
Experts........................................           5


                              -------------------


                                 615,000 SHARES


                               ASHLAND COAL, INC.

                                  COMMON STOCK

                                 --------------
                                   PROSPECTUS
                              -------------------


                                OCTOBER __, 1994


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    The following table sets forth the Company's expenses in connection with the
offering   pursuant  to   this  Registration   Statement  as   amended  by  this
Post-Effective Amendment No. 3:



Registration Fee..........................................  $  22,775
New York Stock Exchange Additional Listing Fee............      6,825
Blue Sky Fees*............................................      7,500
Legal Fees*...............................................     11,000
Accounting Fees*..........................................      9,000
Printing*.................................................     30,000
Miscellaneous*............................................     10,000
                                                            ---------
  Total...................................................  $  97,100
                                                            ---------
                                                            ---------

- ------------------------
* Estimated fees and expenses of the Company


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

    In accordance with Delaware law, the Company's Restated Certificate of Incorporation, as amended, contains provisions that result in the elimination of the personal liability of directors to the Company and its stockholders for monetary damages for breaches of fiduciary duty as a director, except for (i) breach of a director's duty of loyalty to the Company or to the stockholders,
(ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividend or stock repurchases or redemptions that are illegal under Delaware law and (iv) any transaction for which a director receives an improper personal benefit. These provisions pertain only to breaches of duty by directors as directors and not in any other capacity, such as officers. As a result of the inclusion of such provisions, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duty, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against the challenged conduct.


    The Company's Amended Bylaws ("Bylaws") provide that the Company may indemnify every person who is or was an officer, director or employee of the Company (or other corporation, which such person served at the Company's request) against expenses (including attorneys' fees) and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of the Company, to which such person was made party by reason of being or having been an officer, director or employee, provided such person acted in good faith, in what he or she reasonably believed to be in the best interests of the Company, and in addition, in any criminal action or proceeding, had no reasonable belief that his or her conduct was unlawful and, provided further, that in the case of any claim brought by or in the right of the Company, no indemnification shall be made in respect of any such claim as to which such officer, director or employee shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duties, unless a court shall determine such person is fairly and reasonably entitled to indemnity. Notwithstanding the foregoing, any person who has been wholly successful on the merits or otherwise shall be entitled to indemnification as a matter of right.



    The Company has entered into indemnification agreements (the "Agreements") with its directors and certain of its officers. The Agreements contractually obligate the Company to indemnify the directors and such officers to the same extent provided for in the Company's Bylaws and also require the Company to provide indemnification beyond that provided for in the Company's Bylaws to the extent permitted by Delaware law. Among other things, and subject to certain exceptions, the Agreements require the Company to indemnify the director or officer against all judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by the director or officer in any proceeding where the director or officer was, is or is threatened to be made a party by reason of the fact that he was or is a director, officer, employee or agent of the Company or was or is serving at the request of the Company in any such capacities with another enterprise. Among other exceptions, the director or officer is not entitled to indemnification to the extent that it is determined, in accordance with the Agreement and applicable law, that the director or officer did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal proceeding, that the director or officer had reasonable cause to believe his conduct was unlawful. The Agreements also require, under certain circumstances, advance payment of expenses incurred in investigating, defending or appealing any proceeding. The rights created by the Agreements are not exclusive of any other rights to which the director or officer may be entitled under any provision of law, the Company's Restated Certificate of Incorporation, Bylaws or otherwise.


ITEM 16.  EXHIBITS

      3.1         --  Restated Certificate of Incorporation of the Company, as amended.*
      4.1         --  Amended and Restated Credit Agreement (Credit Agreement) dated as of April 1,
                      1992, among Ashland Coal, Inc., the Banks listed therein, Continental Bank N.A., as Agent, and National Westminster Bank PLC, as Co-Agent (filed as Exhibit 4.1 to the Company's Form 8-K filed with the SEC on April 6, 1992, and incorporated herein by reference).
      4.2         --  First Amendment to the Credit Agreement dated as of February 1, 1993 (filed as
                      Exhibit 4.1 to the Company's Form 8-K dated March 15, 1993, and incorporated herein by reference).
      4.3         --  Amended and Restated Trust Agreement dated as of April 1, 1992, among Ashland
                      Coal, Inc., the Banks signatory thereto, Continental Bank N.A., as Agent,
                      National Westminster Bank PLC, as Co-Agent, and Continental Bank, National
                      Association, as Bid Trustee (filed as Exhibit 4.2 to the Company's Form 8-K filed with the SEC on April 6, 1992, and incorporated herein by reference).
      4.4         --  Note Agreement dated as of September 15, 1990 (September 15, 1990, Note
                      Agreement), among Ashland Coal, Inc. and the Purchasers named in Schedule I thereto relating to Ashland Coal's $100,000,000 9.78% Senior Notes due September
                      15, 2000 (filed as an Exhibit with the Company's Form 10-Q filed with the SEC on
                      November 13, 1990, and incorporated herein by reference).
      4.5         --  First Amendment Agreement dated as of May 15, 1991, to the September 15, 1990,
                      Note Agreement (filed as an Exhibit to the Company's Form 10-Q filed with the SEC on August 12, 1991, and incorporated herein by reference).
      4.6         --  Second Amendment Agreement dated as of March 1, 1993 to the September 15, 1990,
                      Note Agreement (filed as Exhibit 4.6 to the Company's Form 10-K for the year ended December 31, 1992, filed with the SEC on March 23, 1993, and incorporated herein by reference).
      4.7         --  Composite Conformed Copy of Note Agreement dated as of May 15, 1991 (May 15,
                      1991, Note Agreement), among Ashland Coal, Inc. and the Purchasers named in
                      Schedule I thereto relating to the Company's $22,100,000 of 8.92% Senior Notes,
                      Series A, due May 15, 1996, and $52,900,000 of 9.66% Senior Notes, Series B, due
                      May 15, 2006 (filed as an Exhibit to the Company's Form 10-Q filed with the SEC on August 12, 1991, and incorporated herein by reference).

      4.8         --  First Amendment Agreement to May 15, 1991, Note Agreement dated March 1, 1992
                      (filed as Exhibit 4.8 to the Company's Form 10-K for the year ended December 31,
                      1992, filed with the SEC on March 23, 1993, and incorporated herein by reference).
      4.9         --  Restated Shareholders Agreement among Ashland Oil, Inc. ("Ashland Oil"),
                      Saarbergwerke A.G. ("Saarberg"), Carboex International, Ltd. ("Carboex"), and the
                      Company dated December 12, 1991 (filed as Exhibit 4.3 to the Company's Form 8-K filed with the SEC on April 6, 1992, and incorporated herein by reference).
     4.10         --  Stockholder Agreement among the Company, The United Company, United Affiliates
                      Corporation, James W. McGlothlin, W.W. McGlothlin, and N.D. Street dated as of
                      April 1, 1992 (filed as Exhibit 4.4 to the Company's Form 8-K filed with the SEC on April 6, 1992, and incorporated herein by reference).
      5           --  Opinion of Hunton & Williams*
     24.1         --  Consent of Ernst & Young LLP**
     24.2         --  Consent of counsel to the Company (included in Exhibit 5)
     25           --  Powers of Attorney*

- ------------------------
 * Previously filed with this Registration Statement.
** Filed with this Post-Effective Amendment No. 3 to the Registration Statement.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Huntington, West Virginia, as of this 12th day of October, 1994.


                                      ASHLAND COAL, INC.

                                      By   /s/ William C. Payne

                                         ---------------------------------------
                                          William C. Payne
                                         CHAIRMAN OF THE BOARD OF DIRECTORS,
                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to this Registration Statement has been signed by the following persons in the capacities indicated as of the 12th day of October, 1994.


                  SIGNATURE                                               CAPACITY
- ---------------------------------------------  ---------------------------------------------------------------

/s/ William C. Payne                           Chairman of the Board of Directors, President, Chief Executive
- ------------------------------------             Officer and Director (Principal Executive Officer)
  William C. Payne

/s/ Marc R. Solochek                           Senior Vice President and Chief Financial
- ------------------------------------             Officer (Principal Financial Officer)
  Marc R. Solochek

/s/ William M. Gerrick                         Controller (Principal Accounting Officer)
- ------------------------------------
  William M. Gerrick

Robert A. Charpie              Director
                                                     By: /s/ Roy F. Layman
Paul W. Chellgren              Director                  ----------------------------
                                                         Roy F. Layman
Thomas L. Feazell              Director                  AS ATTORNEY-IN-FACT
Juan Antonio Ferrando          Director
Robert E. Yancey, Jr.          Director

    Original powers of attorney authorizing William C. Payne, Marc R. Solochek and Roy F. Layman, and each of them, to sign this Registration Statement on Form S-3 and amendments thereto on behalf of the above-named officers and directors of the registrant have been filed with the Registration Statement as Exhibit 25.

                               INDEX TO EXHIBITS


  ITEM                                                             DESCRIPTION
- ---------             -----------------------------------------------------------------------------------------------------
    24.1          --  Consent of Ernst & Young LLP